                                ESCROW AGREEMENT


            ESCROW AGREEMENT dated as of January 10, 1996 among Tenet Healthcare Corporation, a Nevada corporation (the "Company"), NME Properties, Inc., a Delaware corporation ("NMEPI"), NME Property Holding Co., Inc., a Delaware corporation ("NMEPHC") and The Bank of New York, as Escrow Agent (the "Escrow Agent").

            WHEREAS the Company has executed and delivered an Indenture (the "Indenture") dated as of January 10, 1996, to The Bank of New York, trustee (such trustee or such trustee's successor as such, the "Trustee");

            WHEREAS under and pursuant to the Indenture the Company may issue up to $320,000,000 principal amount of its 6% Exchangeable Subordinated Notes Due 2005 (the "Notes");

            WHEREAS, pursuant and subject to the terms of the Notes and the Indenture, the Notes are exchangeable at the option of the holder thereof for shares of common stock, $.25 par value, of Vencor, Inc. ("Vencor Common Stock") (or such other securities, property or cash as may be deliverable upon exchange pursuant to the Indenture) at any time or from time to time on or after November 6, 1997, and prior to maturity of the Notes, unless previously redeemed, at the exchange rate (the "Exchange Rate") of 25.9403 shares of Vencor Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided in the Indenture and subject to the Company's right to pay cash equal to the Market Price (as defined in the Indenture) of the shares of Vencor Common Stock for which such Notes are exchangeable in lieu of delivery of such shares. The Notes will be exchangeable prior to November 6, 1997 only in the event of the consummation of a merger, consolidation or liquidation of Vencor, Inc. pursuant to which all shares of Vencor Common Stock held by the Escrow Agent are converted into or exchanged for cash or other securities registered under the Securities Act of 1933 as amended; and

            WHEREAS, pursuant to the Indenture the Company is obligated to cause to be deposited with the Escrow Agent certificates representing up to 8,301,067 shares of Vencor Common Stock (the "Vencor Common Shares");

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and in order to set forth the terms upon which the Vencor Common Shares deposited with the Escrow Agent for delivery upon exchange of the Notes and all other property held by the Escrow Agent hereunder shall be held and dealt with by the Escrow Agent and its successors as such, the Company, NMEPI, NMEPHC and the Escrow Agent hereby agree as follows:

SECTION 1(a).  Deposit

            The Company, simultaneously with the execution and delivery of this Agreement, is causing NMEPI and NMEPHC to deliver to the Escrow Agent, irrevocably except as provided in Section 7 hereof, to be held by the Escrow Agent hereunder a certificate or certificates, together with assignments in blank, representing 8,301,067 shares of Vencor Common Stock. The Company represents and warrants that NMEPI and NMEPHC have good and lawful title to such shares, that such shares are fully paid and non-assessable, and that such shares are delivered free and clear of any liens, claims, charges and encumbrances.
The Escrow Agent hereby acknowledges receipt of such certificate or certificates for 8,301,067 shares of Vencor Common Stock.

             The Company, NMEPI and NMEPHC and any Permitted Transferee (as defined in Section 1(b)) and the Escrow Agent recognize that the holders of the Notes have an interest in the powers conferred on the Escrow Agent under this Agreement, and, except as provided in Section 8 hereof, such powers may not be revoked or modified without the consent of the holders of at least two-thirds in principal amount of the Notes at the time outstanding; PROVIDED that no revocation or modification shall change the right to exchange any Notes for Vencor Common Shares and other Escrowed Property (as defined below) at the Exchange Rate and upon the terms set forth in Article 10 of the Indenture or reduce the aforesaid percentage of Notes the holders of which are required to consent to any revocation or modification, without the consent of all the holders of all Notes then outstanding.

            The Vencor Common Shares received by the Escrow Agent together with such additional shares of Vencor Common Stock and such other securities, cash and other property as may be received and retained by the Escrow Agent in accordance with this Agreement, are herein sometimes referred to as the "Escrowed Property". Subject to the provisions of Section 9(c) hereof, the Escrow Agent shall cause any cash dividends on Escrowed Property which the Company, NMEPI, NMEPHC or any Permitted Transferee is entitled to receive under
Section 10.05 of the Indenture to be paid to the Company NMEPI, NMEPHC or such Permitted Transferee, as the case may be.


SECTION 1(b).  Sale and Transfer

            Each of the Company, NMEPI and NMEPHC may at any time and from time to time in its sole discretion, sell or transfer all or any part of its right, title and interest in the Vencor Common Shares to any wholly-owned subsidiary of the Company or any partnership all of the general partners and limited partners of which are wholly-owned subsidiaries of the Company (any of the foregoing are hereinafter referred to as a "Permitted Transferee"); PROVIDED that (i) such Vencor Common Shares so sold or transferred shall remain subject to the terms and conditions of this Agreement and the Indenture; (2) any such Permitted Transferee must expressly agree in writing to become bound by the terms and conditions of this Agreement as such Agreement may be amended from time to time as though such Permitted Transferee were a party hereto; (3) the Company shall notify the Escrow Agent in writing at the time of any such sale or transfer as to the number of Vencor Common Shares so transferred to such Permitted Transferee; and (4) such sale or transfer shall be in compliance with federal and all applicable state and foreign securities laws. Notwithstanding any such sale or transfer, except as otherwise provided herein, the Company shall remain liable to perform all of its duties and obligations hereunder.


SECTION 2.  Covenant by Escrow Agent

            The Escrow Agent shall hold the Vencor Common Shares and all other Escrowed Property received by it pursuant to this Agreement for the purposes and upon the terms and conditions set forth in the Indenture and this Agreement.


SECTION 3.    Notification of Adjustment of Exchange Rate; Exchange of Notes

            The Company will notify the Escrow Agent in writing forthwith upon any adjustment of the Exchange Rate, and will, upon request, notify the Escrow Agent in writing of the Market Price of the Vencor Common Shares (or per unit of any other property which is part of the Escrowed Property) as of any relevant date for the purpose of computing cash adjustments in respect of fractional interests. The Escrow Agent shall be under no duty or responsibility with respect to any such notice except to exhibit such notice from time to time to any holder of Notes requesting inspection thereof.

            Upon surrender to the Escrow Agent of any Note (or a principal portion thereof which is an integral multiple of $1,000) for exchange in accordance with the terms thereof and of the Indenture, the Escrow Agent shall promptly (i) cause to be delivered, to or on the order of the person for whose account such Note (or portion) was so surrendered for exchange, a certificate or certificates representing the number of full shares of Vencor Common Shares or other securities, together with payment of any cash adjustment in respect of any fractional interest in shares or other securities, and such additional cash or other property, which the holder or holders of such Note (or portion thereof) shall be entitled to receive in accordance with the terms hereof and thereof, (ii) deliver to the Trustee the Note so exchanged, and (iii) if only a portion of said Note is exchanged, obtain from the Trustee and deliver to or on the order of the person for whose account the Note was surrendered for exchange a new Note or Notes for the principal amount thereof not exchanged; PROVIDED that if the Company elects to make a cash payment in lieu of exchange of Vencor Common Shares pursuant to Section 10.13 of the Indenture and if sufficient funds are first deposited with the Escrow Agent by the Company, the Escrow Agent shall pay to the holder of the Notes so surrendered an amount in cash equal to the value of Vencor Common Shares for which such Notes are exchangeable (based on the Market Price on the date of receipt by the Escrow Agent of the notice of exchange delivered by the holder of Notes pursuant to Section 10.02 of the Indenture).

            In any case in which Section 10.04 of the Indenture shall require that an adjustment of the Exchange Rate be made immediately following a record date, the Escrow Agent may defer delivering to the holder of any Note surrendered for exchange after such record date the additional securities and other property deliverable upon such exchange as a result of such adjustment until such additional securities and other property have been delivered to the Escrow Agent; and, in lieu of the additional securities and other property the delivery of which is so deferred, the Escrow Agent shall deliver to such holder appropriate evidence (determined in the sole discretion of the Company) of the right to receive such additional securities and other property.


SECTION 4. Division of Certificates; Payment of Taxes, Fees and Charges, and Cash Adjustments; Payment of Fractional Interest

            The Company, NMEPI, NMEPHC and any Permitted Transferee shall make, execute and deliver or cause to be made, executed and delivered any and all such instruments and assurances, and take all such further action, as may be reasonably necessary or proper to carry out the intention of or to facilitate the performance of the terms of this Agreement or to secure the rights and remedies hereunder of the holders of the Notes. The Company shall pay (i) any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the deposit of the Vencor Common Shares, and the transfer or delivery of the Escrowed Property to holders of Notes upon exchange thereof, PROVIDED that the Company shall not be obligated to pay any withholding taxes payable by holders of such Notes due to the exchange thereof; (ii) any income or other taxes incurred by the Escrow Agent in its capacity as such for any reason (except for payment or accrual of its own fees); (iii) all reasonable, out-of-pocket fees or charges of the Escrow Agent in connection with or arising out of this Agreement, the Indenture or any exchange of Notes in accordance with the terms hereof and thereof; (iv) all cash adjustments in respect of fractions of shares of Vencor Common Stock or other fractional units of property which the holders of Notes may be entitled to receive upon exchange thereof (after giving effect to moneys received by the Escrow Agent from the sale of Escrowed Property for the purpose of paying for such fractional interests); and (v) cash in an amount equal to any losses on investments made pursuant to Section 6 of this Agreement to the extent necessary to maintain on deposit with the Escrow Agent funds (investment securities held pursuant to Section 6 being valued as funds at the outstanding principal balance thereof) equal from time to time to the aggregate amount of cash apportioned to all Vencor Common Shares at each such time deliverable upon exchange of all Notes then outstanding. Notwithstanding the foregoing, the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the delivery, upon an exchange of Notes, of Escrowed Property in a name other than that in which the Notes so exchanged were registered, and no such transfer or delivery shall be made unless and until the person requesting such transfer has paid to the Company or the Escrow Agent the amount of any such tax or has established, to the satisfaction of the Company and the Escrow Agent, that such tax has been paid.

            The Escrow Agent shall be authorized to, and, at the Company's direction, shall, sell any Vencor Common Shares or other securities which are part of the Escrowed Property held by it in order to obtain the funds necessary, or anticipated by the Company to be necessary, for payment of fractional interests with respect to Notes delivered to it for exchange; PROVIDED that after any such sale, the number of shares of Vencor Common Shares and any such other securities remaining on deposit with the Escrow Agent shall be sufficient to allow the exchange of all the then outstanding Notes for shares of Vencor Common Stock and other Escrowed Property on the basis of the then applicable Exchange Rate. If a sale of Vencor Common Shares to make cash payments for fractional shares is not permitted, then the Company shall furnish additional moneys to permit such payment in accordance with Section 10.03 of the Indenture.


SECTION 5.    Voting of Escrowed Property

            The Company, NMEPI, NMEPHC and any Permitted Transferee shall each have the full and unqualified right and power to exercise any right to vote, or give consents or take other action in respect of, its respective share of the Vencor Common Shares or other securities which are part of the Escrowed Property, and the Escrow Agent shall have no such rights.

            The Escrow Agent or its nominee shall from time to time deliver, or cause to be delivered, to the Company, NMEPI, NMEPHC or any Permitted Transferee, as the case may be, such proxies, duly executed and in the form required by applicable law, as may be necessary or appropriate to permit the Company, NMEPI, NMEPHC or such Permitted Transferee, as the case may be, to vote on each matter submitted to the holders of shares of Vencor Common Stock or other securities which are part of the Escrowed Property.


SECTION 6.    Investment of Cash

            All cash received and retained by the Escrow Agent under Section
10.05 of the Indenture shall, at the specific written direction of the Company, be invested in securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, PROVIDED that such obligations shall mature by their terms within 12 months following their purchase.


SECTION 7.    Distribution of Escrowed Property to Company or Permitted
              Transferee

            Subject to the provisions of Section 9(c) hereof, the Escrow Agent shall cause any Escrowed Property which the Company, NMEPI, NMEPHC or any Permitted Transferee is entitled to receive under Section 10.05 of the Indenture to be delivered to the Company, NMEPI, NMEPHC or such Permitted Transferee.


SECTION 8.  Amendment or Modification of Agreement

            The Company, NMEPI, NMEPHC and the Escrow Agent may by mutual accord cure any ambiguity or correct or supplement any provision contained herein which may be inconsistent with any other provision contained herein or with any provision of the Indenture. Otherwise, except with respect to an amendment which is for one or more of the following purposes:

            (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein contained;

            (2) to add to the covenants of the Company, for the benefit of the holders of the Notes, or to surrender any right or power herein conferred upon the Company;

            (3) to comply with the requirements of Section 10.10 of the Indenture;

            (4) to make any other provisions with respect to matters or questions arising under this Agreement or the Indenture which shall not be inconsistent with the provisions of this Agreement or the Indenture, provided such action shall not adversely affect the interest of the holders of the Notes; or

            (5) to evidence the acceptance by a Permitted Transferee of its obligations hereunder;

this Agreement may not be amended or modified at any time without the written consent of the Escrow Agent, the written consent of the Company and the consent of the holders of not less than a majority of the outstanding aggregate principal amount of the Notes. No amendment or modification shall change the right to exchange any Notes for Vencor Common Shares and other Escrowed Property at the Exchange Rate and upon the terms set forth in Article 10 of the Indenture or reduce the aforesaid percentage of Notes the holders of which are required to consent to any amendment or modification, without the consent of all the holders of all Notes then outstanding.


SECTION 9.  Duties and Obligations of Escrow Agent

            (a) The Escrow Agent shall not at any time be under any duty or responsibility to any holder of Notes to determine whether any facts exist which may require any adjustments of the Exchange Rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment; and the Escrow Agent may conclusively rely as to all such matters upon the notice furnished by the Company pursuant to this Agreement, including without limitation, those pursuant to Section 3 hereof.
The Escrow Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Vencor Common Shares, or of any other securities or other property, which may at any time be delivered upon the exchange of any Note; and the Escrow Agent makes no representation with respect thereto. The Escrow Agent shall not be responsible for any failure of the Company or any Permitted Transferee to comply with any of its covenants contained in this Agreement or in the Indenture.

            (b) The Escrow Agent, either directly or through its nominee, shall be under no duty or obligation to enforce, through the institution of legal proceedings or otherwise, any of its rights as the record owner (either directly or through its nominee) of the Vencor Common Shares or any other Escrowed Property either to secure possession of any cash or other securities or other property or otherwise to assert any rights or claims in the interest of any holder of Notes, nor shall it be required to make independent inquiry as to any matter but may rely upon such written notice pertaining to the Vencor Common

Shares or other securities or other property as it shall receive from the Company, the Trustee or from the issuer of any of the securities held by it hereunder; PROVIDED that if the Escrow Agent shall be furnished with indemnity, in manner and form satisfactory to it, against losses or expenses which may be sustained or incurred by it in taking such action, the Escrow Agent shall take such action as may be specifically directed in writing by the Company, but the Escrow Agent shall have the right to decline to follow any such direction if it shall be advised by counsel that the actions so directed may not be lawfully taken or if the Escrow Agent shall in good faith determine that such action so directed would be unjustly prejudicial to the holders of Notes.

            (c) The Escrow Agent shall be obligated to perform only such duties as are herein specifically set forth. The Escrow Agent shall not be liable for any action taken, omitted or suffered by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may conclusively rely and shall be protected in acting or refraining from acting in reliance upon advice of counsel (which need not constitute an Opinion of Counsel) or upon any certificate, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties; PROVIDED that the Escrow Agent shall not make any payment or deliver any Escrowed Property to the Company, NMEPI, NMEPHC or any Permitted Transferee until delivery to the Escrow Agent of an Officers' Certificate as to compliance with the conditions precedent provided for in
Section 10.05(h) of the Indenture. The Escrow Agent shall not be required to take any action hereunder which, in the opinion of its counsel, will be contrary to law.

            In the event the Escrow Agent is instructed by the Company to sell any securities (including the Vencor Common Shares) that constitute Escrowed Property, the Escrow Agent shall be entitled to an opinion of counsel (which counsel is satisfactory to the Escrow Agent), to the effect that the proposed sale of securities will not violate any applicable United States federal or state securities laws.


SECTION 10.  Sales and Tenders of Escrowed Property

            In the event that Article 10 of the Indenture requires or permits the Company to direct the Escrow Agent to sell or tender its respective share of Escrowed Property, the Escrow Agent shall sell or tender such Escrowed Property in such manner as shall be set forth in written instructions concerning any such sale or tender which are given by the Company by means of an Officers' Certificate and shall remit the proceeds thereof as provided in such Officers' Certificate. The Escrow Agent shall have no liability whatsoever for any loss, tax, fee or other charge in connection with such sale or tender.


SECTION 11.  Release or Sale of Excess Escrowed Property

            The Company, NMEPI, NMEPHC and any applicable Permitted Transferee, upon demand by the Company, shall be entitled at any time and from time to time, out of the Escrowed Property held by the Escrow Agent, to such kind and amount of Escrowed Property as shall be in excess of the kind and amount of Escrowed Property which would be required for the exchange of all Notes then outstanding for the Escrowed Property on the basis of the then applicable Exchange Rate and other terms and provisions of the Indenture and this Agreement, and such excess shall, upon delivery of the certificate provided for in the next following sentence, be released to the Company, NMEPI, NMEPHC or such Permitted Transferee or sold for the account of the Company, NMEPI, NMEPHC or such Permitted Transferee upon demand by the Company. Upon demanding any release or sale of Escrowed Property, the Company shall deliver to the Escrow Agent an Officers' Certificate that shall (i) state the principal amount of Notes then outstanding and the kind and amount of Escrowed Property required for delivery to the Holders thereof upon exchange; (ii) state that the release or sale of such kind and amount of Escrowed Property as so requested is permitted by the provisions of this Section and the Indenture, (iii) state that the Escrowed Property to be released or sold would not be deliverable upon exchange of all Notes then outstanding, and (iv) if the Company shall have directed the Escrow Agent to sell any of such excess Escrowed Property, state that such sale is a bona fide sale to a Person (as hereinafter defined) who is not an affiliate of the Company. Upon receipt of such Certificate from the Company, the Escrow Agent shall, as promptly as possible, release to the Company or such Permitted Transferee or sell, as the case may be, the kind and amount of Escrowed Property requested to be released or sold as specified in such Certificate.

            The term "Person" as used herein means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


SECTION 12.  Cash Dividends

            Promptly upon its receipt thereof, the Escrow Agent shall deliver to the Company, NMEPI, NMEPHC or any Permitted Transferee all cash dividends received with respect to any Vencor Common Shares, to the extent that the Company, NMEPI, NMEPHC or such Permitted Transferee is entitled to receive such dividends pursuant to the terms of the Indenture, in accordance with the terms of such Notes and of the Indenture.


SECTION 13.  Merger, etc., of the Company

            (a) The Company hereby covenants and agrees that, upon any consolidation or merger, or any transfer or lease of all or substantially all of its assets other than a consolidation or merger in which the Company is the continuing corporation, the rights and obligations of the Company under this Agreement shall be expressly assumed, by a supplemental agreement satisfactory in form to the Escrow Agent, executed and delivered to the Escrow Agent by the Person formed by such consolidation, or with or into which the Company shall have merged or to which the assets of the Company shall have been transferred or leased.

            (b) In the case of any consolidation or merger, or any transfer or lease of all or substantially all of the Company's assets referred to in subsection (a) hereof, and upon the execution and delivery to the Escrow Agent of the supplemental agreement referred to therein by the successor or acquiring Person, such successor or acquiring Person shall succeed to the rights and obligations of and be substituted for the Company under this Agreement, with the same effect as if such Person had been named herein as the Company, and in the event of any such sale or conveyance, the Company (which term shall for this purpose mean the Person named as the "Company" in the first paragraph of this Agreement or any successor Person which shall theretofore have become such in the manner described in this Section) shall be discharged from all obligations and covenants under this Agreement and may (but need not) be dissolved and liquidated.


SECTION 14.  Reliance on Information Supplied

            The Escrow Agent may conclusively rely on the contents of any Officers' Certificate furnished hereunder and, in delivering any such certificate, the Company may rely on information furnished to the Company by the Escrow Agent as to the quantity and identity of Vencor Common Shares and other Escrowed Property delivered to holders of Notes upon exchange thereof and on published information as of the end of the preceding year (or such more recent date as of which such information has been publicly announced by Vencor) as to matters concerning Vencor Common Shares and Vencor. The Escrow Agent will furnish on request to the Company such information as to the Escrow Agent's holdings and as to Escrowed Property delivered to Holders of Notes upon exchange thereof.

SECTION 15.  Expenses and Indemnification of the Escrow Agent

            The Company covenants and agrees to pay to the Escrow Agent from time to time, and the Escrow Agent shall be entitled to, such compensation as shall be agreed upon between the Company and the Escrow Agent, and the Company will pay or reimburse the Escrow Agent upon its request for all reasonable, out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in accordance with any of the provisions of this Agreement (including the reasonable, out-of-pocket compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its gross negligence or bad faith. The Company also covenants to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, claim, cause of action or expense incurred without gross negligence or bad faith on the part of the Escrow Agent and arising out of or in connection with its acceptance of, or its duties under, this Agreement. The Trustee and the Holders of the Notes shall not be liable for any expenses or compensation of the Escrow Agent and no charge shall be made for such expenses or compensation against the Escrowed Property.


SECTION 16.  Resignation or Removal of the Escrow Agent

            (a) The Escrow Agent may at any time resign by giving 60 days' written notice of resignation to the Company and the Trustee. The Company may at any time remove the Escrow Agent by giving like written notice of removal to the Escrow Agent and the Trustee. The Holders of a majority in principal amount of the Notes at the time outstanding may at any time remove the Escrow Agent.
If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which in each case shall be a bank or trust company having surplus and capital of at least $100,000,000 shall be appointed by the Company by written instrument executed and delivered to the Escrow Agent and to such successor Escrow Agent, a copy of which shall be delivered by the Company to the Trustee.

            (b) Any resignation or removal of the Escrow Agent and any appointment of a successor Escrow Agent pursuant to any of the provisions of this Agreement shall become effective upon acceptance of appointment by the successor as provided in Section 17 hereof. If a successor Escrow Agent does not take office within 60 days after the retiring Escrow Agent resigns or is removed, the retiring Escrow Agent, the Company, or the Holders of at least 10% in principal amount of the then outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

SECTION 17.  Acceptance by Successor Escrow Agent

            Any successor Escrow Agent appointed as provided in Section 16 of this Agreement shall execute, acknowledge and offer to the Company and to its predecessor Escrow Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance shall become vested with all the right, title and interest to all property held hereunder, and all other rights, powers, duties and obligations hereunder, of such predecessor Escrow Agent; but nevertheless such predecessor Escrow Agent shall forthwith deliver to such successor Escrow Agent physical possession of the certificates evidencing the Vencor Common Shares and of all other Escrowed Property, and such predecessor Escrow Agent shall, on the written request of the Company or such successor Escrow Agent and upon payment of any amounts then due it pursuant to the provisions of Section 15 hereof, execute and deliver to such successor Escrow Agent an instrument transferring to such successor Escrow Agent all right, title and interest hereunder in and to the Vencor Common Shares and the other Escrowed Property, and all other rights and powers hereunder, of such predecessor Escrow Agent.


SECTION 18.  Succession by Merger, etc.

            Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation shall be eligible under
Section 16 hereof.


SECTION 19.  Termination of Agreement

            This Agreement shall terminate when the rights of all holders of Notes under the Indenture to surrender Notes for exchange pursuant to Article 11 of the Indenture shall have expired or been terminated and when all other obligations of the Company shall have been satisfied under this Agreement, which termination or expiration and satisfaction shall be evidenced by an Officers' Certificate of the Company to that effect. Upon termination of this Agreement pursuant to this Section 19, any Vencor Common Shares and any other Escrowed Property remaining in the hands of the Escrow Agent hereunder which are not required for the exchange of Notes previously duly surrendered and duly accepted for the exchange shall be delivered first to the

Permitted Transferee to the extent of its interest therein, and second to the Company.


SECTION 20.  Notices

            Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

            If to the Company:

              Scott M. Brown, Esq.
              Senior Vice President,
              Secretary and General Counsel
              Tenet Healthcare Corporation
              2700 Colorado Avenue
              Santa Monica, California 90404
              Telephone:  (310) 998-8000

            If to the Escrow Agent:

              The Bank of New York
              101 Barclay Street, Floor 21 West
              New York, New York 10286
              Attention: Corporate Trust
                           Trustee Administration

            The Company or the Escrow Agent by notice to the other may designate additional or different addresses for subsequent notices of communications.

            Any notice or communication mailed to a holder of Notes shall be mailed by first-class mail, postage prepaid, to such holder at such holder's address as it appears on the registration books of the Registrar for the Notes and shall be sufficiently given to such holder if so mailed within the time prescribed.

            Failure to mail notice or communication to a holder of Notes or any defect in it shall not affect its sufficiency with respect to other holders of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.


SECTION 21.  Benefits of Agreement

            Nothing in this Agreement or the Notes, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and the Trustee as representative of the holders of the Notes, any legal or equitable right, remedy or claim under any covenant, condition or


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



provision herein contained, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the parties hereto and the Trustee as representative of the holders of the Notes.


SECTION 22.  Headings

            The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation of this Agreement.


SECTION 23.  Definitions

            Terms defined in the Indenture and not otherwise defined herein have, as used herein, the respective meanings provided for therein.


SECTION 24.  Choice of Laws

            This Agreement shall be construed in accordance with the law of the State of New York, without regard to the conflict of laws provisions thereof.



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



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers as of the day and year first above written.


                              TENET HEALTHCARE CORPORATION



                              By /S/ RAYMOND L. MATHIASEN
                                ------------------------------------------------
                                 Title: Senior Vice President


                              THE BANK OF NEW YORK, as Escrow
                                Agent



                              By /S/ VIVIAN GEORGES
                                ------------------------------------------------
                                 Title: Assistant Vice President


                              NME PROPERTIES, INC.



                              By /S/ LAWRENCE G. HIXON
                                ------------------------------------------------
                                 Title: Vice President


                              NME PROPERTY HOLDING CO., INC.



                              By /S/ TERENCE P. MCMULLEN
                                ------------------------------------------------
                                 Title: Vice President








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